United Realty Trust POS AM

Exhibit 10-12

Site Name: 945 82nd Avenue
State of South Carolina
County of Horry

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this "***Agreement***"), is made effective as of November 22, 2013 (the "***Effective Date***"), by and between 82ND-17, LLC, a South Carolina limited liability company ("***Seller***"), and United Realty Capital, LLC, a Delaware Limited Liability Company ("***Buyer***"); (Buyer and Seller, together with their successors, heirs or assigns are hereinafter collectively referred to as the "***Parties***").

RECITALS

WHEREAS, Seller is the owner of certain land located at 945 82nd Avenue, Horry County, South Carolina (Parcel ID No.: 165-08-02-026), and as more particularly described on **Exhibit "A"** attached hereto and made a part hereof by this reference (said tract or parcel, together with all improvements, personal property, fixtures, rights, easements, rights of way and appurtenances belonging or appertaining thereto, being hereinafter referred to collectively as the "***Property***"); and

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Property.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises as hereinafter expressed, ten dollars ($10.00) and other good and valuable considerations, the receipts and sufficiency of which are hereby acknowledged, the Parties promise, covenant and agree as follows:

I.
AGREEMENT; PROPERTY

1.1 Subject to and upon the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller.

1.2 In addition to the Property, the conveyance of the Property will include (to the extent owned by Seller, but Seller will not be required to purchase or obtain any additional rights other than those it currently owns) all rights, easements, rights of way and appurtenances belonging or appertaining thereto across adjacent land.

II.
PURCHASE PRICE; EARNEST MONEY DEPOSIT

2.1 Purchase Price. The Purchase Price to be paid by Buyer to Seller for and in consideration of the conveyance of the Property and execution and delivery of the instruments and other items set forth in Section 7 hereof shall be the sum of Fourteen Million Two Hundred Fifty Thousand and No/100 Dollars ($14,535,000.00) (the "***Purchase Price***"). The Purchase Price shall be paid by wire transfer at Closing (as hereinafter defined). The Earnest Money Deposit (as hereinafter defined) shall be credited to the Purchase Price at Closing and delivered to Seller.

2.2 Earnest Money Deposit. Buyer shall deliver unto Riverside United Title Agency, LLC (hereinafter referred to as "***Escrow Agent***") within two Business (2) days following the Effective Date, the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (the "***Initial Deposit***"). Within two Business Days after the end of the Inspection Period as defined in Section 3.1, if Buyer has not previously terminated this Agreement, Buyer will deliver to the Escrow Agent an additional deposit of One Hundred Fifty Thousand and No/100 Dollars (the "***Subsequent Deposit***", and together with the Initial Deposit, the "***Earnest***

Money Deposit"). The Earnest Money Deposit shall be held in escrow by Escrow Agent pursuant to the terms and conditions hereof in non-interest bearing account and any and all interest earned thereon shall in all events be treated as Earnest Money Deposit. The Earnest Money Deposit shall guarantee Buyer's performance and shall serve as consideration for this Agreement. In the event Buyer has not terminated this Agreement within the Inspection Period (as hereinafter defined), then to the extent provided herein the Earnest Money Deposit shall become nonrefundable to Buyer, but shall remain applicable to the purchase price at Closing.

III.
INSPECTION PERIOD; CLOSING SCHEDULE

3.1 Inspection Period. Commencing upon the Effective Date/the delivery of the Preliminary Items (as defined in Section 4.1 below) by Seller, Buyer shall be granted a period until February 18, 2014 (the "***Inspection Period***") to (i) conduct its due diligence review and inspection of the Property to determine the suitability of the Property for Buyer's intended use, (ii) review and inspect all environmental matters, title reports, surveys, and (iii) conduct such other studies and investigations as Buyer may deem necessary in its sole discretion. Buyer may terminate this Agreement, in its sole and absolute discretion, at any time during the Inspection Period and the Initial Deposit shall be forthwith returned to Buyer and the parties shall thereafter have no liabilities, other than under Section 11.1, each to the other. If Buyer fails to terminate this Agreement by 5:00pm EST on the final day of the Inspection Period (or if such date is not a business day the immediately following business day), Buyer's right to terminate this Agreement pursuant to this Section is thereafter waived and the Initial Deposit shall become nonrefundable to Buyer.

3.2 Closing Schedule. Closing pursuant to this Agreement ("***Closing***") shall be held on the date which is Thirty (30) days after the expiration of the Inspection Period (the "***Closing Date***"). Closing shall take place at such location as may be mutually agreed upon by the Parties, but need not take place in person and will be completed through the escrow services of a South Carolina office of the Buyer's title company.

3.3 Extension Right. Buyer shall have One (1) option to extend the Closing Date for Thirty (30) additional days by (i) providing written notice to Seller no later than five (5) business days prior to the Closing Date, and (ii) contemporaneously therewith depositing the sum of Twenty Five Thousand and No/100 Dollars ($25,000.00) (the "*Extension Deposit*") with Escrow Agent. The Extension Deposit shall be nonrefundable to Buyer (except as otherwise provided herein), but shall be applicable to the Purchase Price at Closing.]

IV.
PRELIMINARY INFORMATION

4.1 On or before five (5) days after the Effective Date, Seller shall deliver to Buyer the following items related to the Property (hereinafter the "***Preliminary Information***"):

(A) copies of any title insurance policies with respect to the title to the Property in Seller's possession;

(B) copies of any engineering, environmental, market, soils or other studies and reports relating to the Property in Seller's possession;

(C) copies of any notices received by Seller from governmental authorities or utility companies relating to the availability of utilities on the Property, the water and/or sewer system, roads, dams, wetlands, or other similar information in Seller's possession;

(D) copies of any surveys of the Property in Seller's possession;

(E) copies of any building permits, curb cut permits, driveway permits, certificates of occupancy and other zoning or building materials relating to the Property in Seller's possession; and

(F) a current rent roll for the Property and copies of all leases and other occupancy agreements affecting the Property.

V.
TITLE COMMITMENT

5.1 During the Inspection Period, Buyer may obtain a commitment for title insurance (hereinafter referred to as the "***Commitment***") at its own cost and expense. If Buyer shall fail to give any notice in writing to Seller prior to the expiration of the Inspection Period, Buyer shall be deemed to have approved the exceptions to title set forth in the Commitment and shall have waived any objection it may have to the exceptions to title set forth in the Commitment. If Buyer finds any such exceptions to title set forth in the Commitment to be unacceptable, then Buyer shall notify Seller in writing of such fact at least Five (5) days prior to the expiration of the Inspection Period. Seller may, but shall not have any obligation to, then undertake to eliminate or modify such unacceptable exceptions to the reasonable satisfaction of Buyer prior to the end of the Inspection Period. In the event Seller does not undertake to eliminate or modify such unacceptable exceptions to the reasonable satisfaction of Buyer, Buyer may either terminate this Agreement during the Inspection Period or waive such unacceptable exceptions and proceed to Closing, provided that no adjustment shall be made to the Purchase Price. If Buyer proceeds to Closing, then all matters that are shown as exceptions to Seller's title in the Commitment (other than ones that have been objected to by Buyer and have been cured by Seller) shall be "***Permitted Exceptions***."

VI.
SURVEY

6.1 During the Inspection Period, Buyer may obtain a complete boundary survey of the Property (the "***Survey***") at its own cost and expense. The Survey shall be prepared by a surveyor duly licensed in the State of South Carolina. The Survey shall be certified to both Buyer and Seller and Seller shall be given an executed original of the Survey upon its completion.

6.2 If a Survey is prepared, the legal description of the Property contained herein shall form the basis for the legal description for the conveyance of the Property to be used in the Deed (as hereinafter defined). If no Survey is prepared, the legal description from the Commitment shall form the basis for the legal description for the conveyance of the Property to be used in the Deed.

VII.
TENANT ESTOPPEL CERTIFICATES AND SNDA AGREEMENTS

7.1 The Property is an approximately 44,039 square foot office property and Seller represents and warrants that there are no residential occupancy leases (written or oral) in effect at the Property. Seller and Buyer agree that at or prior to Closing, Seller is shall be obligated to deliver estoppel certificates and subordination, attornment and non-disturbance agreements signed by One Hundred percent (100%) the tenants of the Property including, without limitation, from 82-CGA LLC (Cardiology Gastroenterology Assoc.),Medical Investors (Strand Physician Specialists) and Grand Strand Regional Medical Center (collectively, the "*Required Tenant Documents*"). In the event Seller is unable to deliver the Required Tenant Documents, Buyer may either (i) terminate this Agreement and receive a full refund of the Earnest Money Deposit and the Extension Deposit (if applicable), or (ii) waive such requirement and proceed to Closing, provided that no adjustment shall be made to the Purchase Price.

VIII.
DELIVERIES AND ACTIONS AT CLOSING

8.1 At Closing Seller shall:

(A) Execute and deliver to Buyer, or such other grantee as named by Buyer, a Limited Warranty Deed to the Property (the "***Deed***"), conveying good, insurable and indefeasible title in fee simple to the Property, subject only to the Permitted Exceptions and the following:

(i) zoning ordinances in effect; and

(ii) taxes for the year in which Closing takes place (which shall be prorated on a calendar year basis).

(B) Execute and deliver to Buyer, or such other grantee as named by Buyer, an assignment of the tenant leases and tenant deposits (the "***Assignment of Leases and Deposits***"), wherein Buyer assumes the tenant leases and tenant deposits from and after the Closing Date, and Seller shall agree to indemnify Buyer against and hold Buyer harmless from any claims, causes of action, damages and expenses, including court costs and attorneys' fees, resulting from any failure by Seller to perform the duties and obligations of the landlord or lessor arising prior to the date of Closing under such tenant leases;

(C) Execute and deliver to Buyer, or such other grantee as named by Buyer, a blanket conveyance, bill of sale and assignment (the "***Bill of Sale***") conveying and assigning all of Seller's right, title and interest in and to all improvements, personal property and fixtures located on or relating to the use or operation of the Property, and Seller's interest in (i) all assignable maintenance or service contracts, warranties, guaranties permits and certificates of occupancy relating to the Property, (ii) all right, title and interest of Seller in and to all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, environmental reports and studies, floor plans, landscape plans, and other plans and studies of any kind, and licenses, permits or similar documents in Seller's possession or control that relate to the Property, and (iii) all right, title and interest of Seller in and to promotional material, leasing material and forms, records relating to tenants, market studies, keys, licenses, license agreements, and equipment leases (to the extent any of the foregoing are assignable by Seller), telephone exchanges and other materials of any kind in Seller's possession or reasonably obtainable by Seller used in the continuing operation of the Property;

(D) Deliver to Buyer, or Buyer's designated agent, all keys to all locks on the Property in the possession of Seller and originals or copies of the books and records and of all original documents in the possession of the Seller which are reasonably necessary for the continued operation of the Property, including, but not limited to all applications, correspondence and credit reports relating to each such tenant and original copies of all tenant leases;

(E) Execute and deliver a letter to each tenant at the Property providing notice of the sale to Buyer and Buyer's assumption of the obligations of the landlord under the tenant's lease;

(F) Deliver to Buyer an updated rent roll for the Property reflecting all tenant leases affecting the Property as of the date of Closing (the "***Rent Roll***").

(G) Deliver to Buyer the Required Tenant Documents.

(H) Pay Seller's Closing Costs (as hereinafter defined), or such costs shall be deducted from the Purchase Price.

(I) Deliver to Buyer's title insurer an affidavit in standard form indicating that Seller is not a foreign entity.

(J) Deliver to Buyer's title insurer an affidavit in standard form regarding contractors' and materialmen's liens on the Property.

(K) If Seller is a corporation, limited liability company, or partnership, deliver a resolution reasonably satisfactory to Buyer's title insurer, authorizing the transaction contemplated herein.

(L) Satisfy and discharge of record any mortgage or deed of trust encumbering the Property.

(M) Deliver a Waiver of the Right of First Refusal to Purchase from Myrtle Beach Farms Company, Inc. as that Right of First Refusal applies to a transfer from Medical Investors, LLC to 82nd-17, LLC and from 82nd-17, LLC to Buyer. Delivery of the Waiver of the Right of First Refusal pursuant to this Subsection (M) shall be a condition to Buyer's obligation to close.

8.2 At Closing Buyer shall:

(A) Pay the balance of the Purchase Price.

(B) Pay Buyer's Closing Costs (as hereinafter defined).

(C) Execute and Deliver to Seller, any counter-signature required on the Deed, Assignment of Leases and Deposits or Bill of Sale.

8.3 Seller shall pay the following at Closing (collectively, the "***Seller's Closing Costs***"):

(A) All taxes for years prior to the year of Closing on the Property.

(B) Seller's portion of the prorated ad valorem taxes on the Property for the year of Closing through and including the Closing Date.

(C) Seller's own attorneys fees.

(D) The cost to clear any lien, encumbrance or other title exception on the Property which is not a Permitted Exception.

(E) The cost of recording the Deed and the payment of all revenue stamps or transfer taxes required by law.

8.4 Buyer shall pay the following at Closing (collectively, the "***Buyer's Closing Costs***"):

(A) Buyer's own attorneys' fees.

(B) The cost of the Survey (if any), fees and expenses of Escrow Agent, fees and expenses for the Commitment, and fees and premiums for the policies of title insurance for the Property.

(C) Any commission due to Buyer's Broker as provided in <u>Section 17.1</u>.

(D) Such other incidental costs and fees customarily paid by buyers in Horry County, South Carolina, land/property transactions of this nature.

8.5 Collected rents, tenant reimbursement amounts or charges, if any, ad valorem taxes or other tax assessments, utility charges, and any other income and expenses of the Property shall be prorated at the Closing,

effective as of 12:01 A.M. EST on the Closing Date, utilizing the best available information for such items then available. When the actual amounts become known, if they vary from the amounts used for proration at the Closing, the parties agree to adjust such prorations following receipt of final amounts, with the result that Seller shall receive all income, and shall be liable for all expenses, allocable to the period of time prior to the Closing Date, and Buyer shall receive all income, and shall be liable for all expenses, allocable to the period of time on and after the Closing Date; provided, however, all demands for adjustments to the prorations must be made, in writing and shall include a copy of the bills or invoices for which payment or reimbursement is sought, within sixty (60) days of the Closing. At the Closing, Buyer shall receive a credit for the amount of un-forfeited tenant deposits then held by Seller. With respect to rents delinquent on the Closing Date, after the Closing Buyer shall have no obligation to collect any such delinquent rents from each/any delinquent tenant(s), and upon receipt of any collections thereof Buyer shall be entitled to retain the full amount collected with no obligation to remit such delinquent rents or collections to Seller.

8.6 After Closing, Seller agrees that it will take such actions and properly execute and deliver to Buyer such further instruments of assignment, conveyance and transfer as, in the reasonable opinion of Buyer, and reasonably acceptable to Seller, may be necessary to assure the full and effective transfer and conveyance of the Property.

IX.
REPRESENTATIONS AND WARRANTIES OF SELLER

9.1 As of the Effective Date and the Closing Date, Seller hereby representations and warrants to Buyer as follows:

(A) Seller has the necessary authority to execute documents and otherwise consummate the transactions contemplated by this Agreement.

(B) The performance of this Agreement by Seller will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property is bound.

(C) There is no pending, or to Seller's knowledge threatened litigation or administrative proceedings which could adversely affect title to the Property or any part thereof or the ability of Seller to perform any of its obligations hereunder.

(D) Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1954, as amended.

(E) The Rent Roll delivered to Buyer at Closing is true and accurate in all material respects as of the date thereof.

(F) Seller has delivered to buyer complete originals or true, accurate and complete copies of all tenant leases shown on the Rent Roll.

(G) Other than as shown on the Rent Roll, there are no parties other than Seller in possession of any portion of the Property and there are no leases applicable to or affecting the Property.

[H) Seller has received no notice of and Seller has no knowledge of any pending or threatened condemnation or similar proceeding or special assessment affecting the Property.

(I) Seller has neither caused nor does Seller have any knowledge of any hazardous materials having been placed, held, stored, located, dumped or disposed of on the Property in a manner which violates applicable law. For purposes of this Agreement, "*Hazardous Materials*" means any substance (i) the

presence of which requires investigation or remediation under any applicable law or federal, state or local statute, regulation, rule, ordinance, order, action, policy or common law; or (ii) which is or becomes defined as a "hazardous substance," pollutant or contaminant under any applicable law or federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 USC §6901 et seq.) and the Resource Conservation and Recovery Act (42 USC §6901 et seq.); or (iii) which is toxic, radioactive, carcinogenic, or otherwise hazardous and is or becomes regulated by any governmental authority; or (iv) without limitation which contains polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde insulation.

(J) To the best of Seller's knowledge, there are no unrecorded easements or claims of lien affecting the Property.

X.
REPRESENTATIONS AND WARRANTIES OF BUYER

10.1 As of the Effective Date and the Closing Date, Buyer hereby representations and warrants to Seller as follows:

(A) Buyer and all persons acting for and on behalf of Buyer have the necessary authority to execute documents and otherwise consummate the transactions contemplated by this Agreement.

(B) The performance of this Agreement by Buyer will not result in any breach of, or constitute any default under any agreement or other instrument to which Buyer is a party or by which Buyer is bound.

(C) There is no pending, or to Buyer's knowledge threatened litigation or administrative proceedings which could adversely affect the ability of Buyer to perform any of its obligations hereunder.

(D) Buyer is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1954, as amended.

XI.
LIKE KIND EXCHANGE

11.1 Seller or Buyer shall have the right to elect to consummate the transaction contemplated by this Agreement by means of a tax-free, like-kind exchange. Any such exchange may be accomplished through a qualified intermediary, and Seller and Buyer agree to sign such documents as are reasonably necessary to accomplish any such like-kind exchange, provided, however, neither Seller nor Buyer will be obligated to incur any material out-of-pocket cost, assume any obligation, or take actual title to any real property in connection with such an exchange by the other party. Seller and Buyer hereby agree that in no event shall the Closing Date or any other date specified herein be extended due to any such like-kind exchange without a prior written agreement signed by both parties.

XII.
INSPECTION OF PROPERTY; ACCESS RIGHTS

12.1 After the date hereof and prior to Closing, but subject to the rights of tenants at the Property, Buyer shall have the right to enter upon the Property with men, equipment and materials for the purpose of making such inspections, surveys, reports, tests and studies as Buyer shall desire, including, but not limited to,

the right to conduct soil borings, test pit excavations, soil, surface water and ground water sampling and such other environmental tests as Buyer shall deem appropriate. After completing any such inspections, surveys, reports, tests and studies, Buyer shall also promptly restore the Property to its condition prior to any inspections, surveys, reports, tests and studies performed by Buyer or on Buyer's behalf. Buyer does hereby indemnify and hold Seller harmless from all loss, damage, claims, suits or costs, which shall arise out of any contract, agreement, or injury to any person or property as a result of any activities of Buyer, its agents and contractors relating to the Property and not caused by the negligent or willful acts or omissions of Seller or its employees or agents. This indemnity shall survive this Agreement and any termination hereof.

12.2 Prior to entry on the Property by Buyer or any of Buyer's agents, Buyer shall deliver to Seller a commercial general liability insurance certificate naming Seller as an additional insured.

12.3 In the event Buyer terminates the Agreement, Buyer shall furnish without charge to Seller copies of all inspections, surveys, reports, tests, studies and other documents produced by or for the benefit of Buyer concerning the Property; provided, however, Buyer shall have no obligation to Seller to have any such inspections, surveys, reports, tests, studies and other documents re-certified to the Seller.

XIII.
COVENANTS AND AGREEMENTS

13.1 Seller hereby covenants and agrees to do and perform each of the following during the term of this Agreement:

(A) Promptly notify Buyer in writing upon obtaining knowledge of the institution of foreclosure or any proceedings for the condemnation of the Property, or any portion thereof, or any other proceedings arising out of injury or damage to the Property, or any portion thereof.

(B) Promptly notify Buyer in writing upon obtaining knowledge that would cause any of Seller's representations and warranties to be untrue as of the Closing Date.

(C) Seller shall not further encumber the title to the Property without Buyer's prior written consent.

(D) From the Effective Date until the date of Closing, Seller shall operate the Property as a medical office building in the same manner and with the same care as it is currently doing, shall keep and maintain all of the Property in good order and condition, shall not permit any waste with respect thereto, and shall not permit any grading or any cutting of timber on the Property. From the end of the Inspection Period until the date of Closing, Seller shall not enter into any tenant leases except on terms and with such tenants as are acceptable to Buyer in its discretion.

(E) From the Effective Date, Seller shall not enter into any additional maintenance or service contract or agreement whose terms do not provide for a thirty (30) day cancellation provision.

(F) From the Effective Date until the date of Closing, Seller shall not collect prepaid rentals from tenants in excess of one (1) month in advance.

(G) Seller covenants and agrees that Seller shall pay (or make arrangements to pay) any unpaid bills or claims in connection with any construction or repair of the Property occurring or contracted for by Seller prior to Closing (unless expressly assumed by Buyer).

(H) At or prior to Closing, Seller shall terminate any existing property management agreement with respect to the Property.

XIV.
EMINENT DOMAIN

14.1 In the event that any material portion of the Property is condemned or taken by eminent domain by any competent authority for any public or quasi-public use or purpose, or preliminary steps in such condemnation for eminent domain proceedings shall have been taken before the Closing Date, Seller shall give prompt written notice thereof to Buyer. In the event such condemnation is not material, or in the event it is material, but Buyer does not elect to terminate this Agreement as allowed below, then the Closing shall take place as provided herein without abatement of the Purchase Price, and Seller shall assign to Buyer at Closing all of the rights and interests of Seller in and to any condemnation awards which may be paid or payable to Seller on account of any such occurrence. In the event a material condemnation occurs, Buyer, at its option, may terminate this Agreement by written notice to Seller within ten (10) days after Buyer's receives Seller's notice of the condemnation, in which case Buyer shall receive an immediate refund of the Earnest Money Deposit. As used in this Section 14.1, "material" shall mean the taking of more than Five percent (5%) of the square footage of the Property.

XV.
INSURANCE POLICIES AND RISK OF LOSS

15.1 Between the date of this Agreement and the Closing Date, Seller shall keep all insurance policies relating to the Property in full force and effect.

15.2 Risk of all loss, destruction, or damage to any material portion of the improvements on the Property (if any) from any and all causes whatsoever until consummation of the Closing shall be borne by Seller.

15.3 In the event that any portion of the improvements on the Property (if any) are damaged by fire or other casualty before the Closing Date, Seller shall give prompt written notice thereof to Buyer. In the event such casualty is not material, or in the event it is material, but Buyer does not elect to terminate this Agreement as allowed below, then the Closing shall take place as provided herein without abatement of the Purchase Price, and Seller shall assign to Buyer at Closing all of the rights and interests of Seller in and to any insurance proceeds which may be paid or payable to Seller on account of any such occurrence. In the event of a material casualty to any portion of the improvements on the Property (if any), Buyer, at its option, may terminate this Agreement by written notice to Seller within ten (10) days after Buyer's receives Seller's notice of the casualty, in which case Buyer shall receive an immediate refund of the Earnest Money Deposit. As used in this Section 14.3, "material" shall mean damage which would cost more than Five Percent of the Purchase Price (5.00%) to repair as determined by Seller.

XVI.
REMEDIES/TERMINATION

16.1 If Buyer defaults in performing its obligations hereunder for any reason other than Seller's default, Seller shall be entitled to terminate this Agreement and to receive the Earnest Money Deposit and any Extension Deposit, which remedy shall be the sole remedy available to Seller hereunder. Buyer and Seller agree that the exact measure of damages is extremely difficult to ascertain and agree that the amount of the Earnest Money Deposit and any Extension Deposit shall serve as liquidated damages hereunder.

16.2 If Seller defaults in performing its obligations hereunder for any reason other than Buyer's default, Buyer may, at its option, and as its sole and exclusive remedies, either:

(A) terminate this Agreement and receive a refund of the Earnest Money Deposit (with any interest earned thereon) and liquidated damages of $75,000; or

(B) seek to enforce specific performance of this Agreement against Seller, *provided, however*, that in order to seek specific performance, Buyer shall have (a) been ready, willing, and able to complete the Closing in accordance with this Agreement and (b) furnished reasonably satisfactory evidence that Buyer would have been able to tender the Purchase Price; and *provided further, however*, that Buyer must file a lawsuit to enforce specific performance against Seller within sixty (60) days after the Closing Date or Buyer shall be deemed to have elected the termination remedy set forth in subsection (A) above.

IN NO EVENT MAY BUYER EVER PURSUE, COMMENCE, OR MAINTAIN AN ACTION FOR, OR OTHERWISE COLLECT, DAMAGES FROM SELLER FOR A BREACH OF THIS AGREEMENT BY SELLER.

16.3 No failure or default by Buyer or Seller with regard to any act required by it shall result in the termination or limitation of any right of such Party hereunder, unless and until such Party shall have failed to remedy such failure or cure such default within five (5) days after the receipt of written notice from the other Party specifying such failure or default.

XVII.
REAL ESTATE COMMISSION AND BROKER

17.1 The Parties hereby represent and warrant to each other that there are no real estate commissions or finder's fees occasioned, due or payable to any person or agency as a result of the execution and/or consummation of this Agreement, except with respect to Sarah Perkins-Nichols and with respect to Karl Birkenfeld, each of which is entitled to a commission at closing pursuant to a separate commission agreement with Buyer, which the aggregate commission is equal to $285,000 (the "Commission Agreement"), which shall be paid at Closing by Seller only in the event of an actual Closing on the Property. If this transaction does not close for any reason, then Seller shall have no liability under the Commission Agreement. Each Party agrees to hold the other harmless and to indemnify the other from any and all claims for real estate commissions and/or finders fees asserted by any other broker or finder purporting to act through such party except for their respective brokers. This indemnity shall survive this Agreement and any termination hereof.

XVIII.
NOTICES

18.1 Any written notices given pursuant to this Agreement shall be deemed delivered: (i) five (5) days after deposit in the United States Mail, registered or certified mail, return receipt requested, postage prepaid; (ii) the day after deposit with an overnight courier service such as Federal Express; or (iii) upon delivery and receipt if hand delivered, to the Parties at the address shown below:

Seller:	82nd-17, LLC 945 82nd Parkway, Suite 3 Myrtle Beach, SC 29572 Attention: Neil W. Trask, III M.D.
With a copy to:	Thomas & Brittain, P.A. 1314 Professional Drive Myrtle Beach, SC 29577 Attention: Clay Brittain III, Esq.
Buyer:	United Realty Capital, LLC c/o United Realty Partners, LLC 44 Wall Street – 2nd Floor New York, NY 10005 Attention: Barry Funt

With a copy to: Nelson Mullins Riley & Scarborough LLP
100 North Tryon Street, Suite 4200
Charlotte, North Carolina 28202
Attention: James M. Tucker, Esq.

The addresses and addressees for the purpose of this article may be changed by any party by giving written notice of such change to the other party in the manner provided herein for giving notice. For the purpose of changing such addresses or addressees only, unless and until such written notice is actually received, the last address and addressee stated herein shall be deemed to continue in effect for all purposes.

XIX.
CONFIDENTIALITY

19.1 All information obtained by Buyer relative to the Property (including, without limitation, the Preliminary Information), either by the observations and examinations of its agents and representatives or by Seller's disclosure, shall remain confidential. If the transaction contemplated herein fails to close for any reason, Buyer shall deliver to Seller copies of all such inspections, surveys, reports, tests, studies as provided in Section 12.3 above and Buyer shall make no further distributions or disclosures of any such inspections, surveys, reports, tests and studies. To the fullest extent allowed by law, Buyer agrees that it shall keep the existence and the contents of this Agreement confidential and that no publicity or press release to the general public or otherwise with respect to this transaction shall be made by Buyer without the prior written consent of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose such information notwithstanding such limitation to Buyer's lenders, officers, employees, attorneys and advisors and as may be required by applicable law.

XX.
DUTIES OF ESCROW AGENT

20.1 The only duties of Escrow Agent are to hold and deposit the Earnest Money Deposit or any funds delivered to Escrow Agent and to disburse any such funds, together with any interest earned thereon, in accordance with the terms of this Agreement. Escrow Agent shall have no duty to know or determine the performance or nonperformance of any term or condition of this Agreement between the Parties. Escrow Agent may resign its duties hereunder upon five (5) days written notice to each of the Parties, in which event Buyer and Seller shall mutually agree upon a substitute escrow agent who shall thereafter be Escrow Agent. Escrow Agent shall not be liable for any error of judgment, or for any act done or steps taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith except for its own negligence or willful misconduct. If a controversy shall arise between the parties hereto or with any third person, Escrow Agent may await the outcome of such controversy by final legal proceeding or otherwise as Escrow Agent may deem appropriate, or Escrow Agent may institute such interpleader or other proceeding as Escrow Agent may deem proper. Escrow Agent is executing this Agreement simply to evidence its consent to its role as Escrow Agent and its receipt of the Earnest Money Deposit, and this Agreement shall be effective prior to the execution by Escrow Agent.

XXI.
MISCELLANEOUS

21.1 The covenants herein shall not be deemed to be merged into or waived by the instruments of Closing, but shall expressly survive such Closing and be binding upon the Parties obligated thereby.

21.2 The terms, provisions, warranties, representations, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. Notwithstanding the preceding provision, Buyer shall not assign its interests in this Agreement without the prior written consent of Seller, except with respect to an assignment of this Agreement to an affiliate of Buyer; provided, however, no such assignment shall relieve Buyer of its obligations under this Agreement.

21.3 Agreement shall be governed and interpreted under the laws of the State of South Carolina.

21.4 The Section numbers and Article headings used in this Agreement are for convenience purposes only and shall not be used in the interpretation of this Agreement.

21.5 All exhibits attached hereto are incorporated herein by reference and made a part of this Agreement.

21.6 Failure of Buyer or Seller to insist in any one or more instances upon the performance of any of the covenants, agreements and/or conditions of this Agreement, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of any such covenant or condition.

21.7 This Agreement contains the entire agreement between the Parties relating to the Property and neither Party shall be bound by any verbal statement or agreement made heretofore. This Agreement cannot be modified except by written agreement executed by the Parties.

21.8 If any items, terms or provisions contained in this Agreement are in conflict with any applicable federal, state or local laws, this Agreement shall be affected only as to its application to such items, terms or provisions, and shall in all other respects remain in full force and effect.

21.9 In the event that Seller and Buyer breach any of the terms, provisions, warranties, representations, covenants or agreements contained in this Agreement and Seller and Buyer become involved in litigation with regard to breach hereof, the prevailing Party shall be entitled to be paid its reasonable attorneys fees.

21.10 Nothing contained herein is intended to create, nor shall it ever be construed to make Seller and Buyer partners or joint venturers.

21.11 Whenever the context permits, a singular shall include plural and one gender shall include all.

21.12 If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next business day.

21.13 The Parties agree that time is of the essence in this transaction.

21.14 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Digital copies such as by facsimile, other electronic means, portable document format or otherwise shall be deemed to be an original of the Agreement, and the execution in such format shall be valid.

21.15 NEITHER SELLER NOR BUYER SHALL BE ENTITLED TO RECORD THIS AGREEMENT OR A MEMORANDUM OR OTHER NOTICE OF THIS AGREEMENT AMONG THE LAND OR CHATTEL RECORDS OF ANY JURISDICTION.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

82nd - 17, LLC
BY: CGA - 82nd, LLC
BY: ______________________
Name: Neil W. Trask, III, M.D.
Title: Managing Member

SELLER:

82ND-17, LLC
a South Carolina limited liability company
BY: MEDICAL INVESTORS, LLC

By: ______________________
Name: Benjamin M. Duffey, M.D.
Title: Manager

BUYER:

UNITED REALTY CAPITAL, LLC
a Delaware limited liability company

By: ______________________
Name: Barry Furst
Title: President

JOINDER OF ESCROW AGENT

By its execution below, Escrow Agent accepts the terms and conditions of escrow set forth in the above instrument and acknowledges receipt of $100,000 as the "Earnest Money Deposit" under the Agreement.

All notices to Escrow Agent should be sent to the following address:

Riverside Abstract
212 Second Street
Suite 502
Lakewood, NJ 08701
Attention: Azi Mindick

ESCROW AGENT:

RIVERSIDE ABSTRACT

By: [signature]
Name: Shaul Greene
Title: President

Exhibit "A"
[LEGAL DESCRIPTION]

ALL AND SINGULAR, that certain piece, parcel or tract of land, situate, lying and being North of Myrtle Beach, Horry County, South Carolina, designated and shown as lot 2 on a plat prepared for Myrtle Beach Farms Company, Inc. by Associated Land Surveyors, Inc., dated February 20, 1996, recorded March 5, 1996, in Plat Book 139 Page 172, in the office of the RMC for Horry County, South Carolina. Said property is more particularly described as follows:

Commencing at a point at the intersection of the Southern margin of Highway 17 Bypass and the Western margin of 82nd Parkway, said point being the point of beginning. Thence running South 28 degrees 48 minutes 00 seconds East, 153.84 feet to an iron, thence continuing in a Southeasterly direction with a curve to the right, having a radius of 917.84 feet, and arc length distance of 205.13 feet and a chord length distance of 204.71 feet on a bearing of South 22 degrees 23 minutes 51 seconds East, to an iron corner, thence turning and running along the Northern margin of the Medical Circle 60' Right of Way South 75 degrees 24 minutes 09 seconds West, 85.01 feet to an iron, thence continuing in a Southwesterly direction with a curve to the left, with a radius of 288.50 feet, an arc length distance of 47.32 feet, and a chord length distance of 47.27 feet on a bearing of South 71 degrees 11 minutes 46 seconds West, to an Iron, thence continuing south 65 degrees 59 minutes 55 degrees West, 146.52 feet to an Iron, thence continuing in a Southwesterly direction with a curve to the left with a radius of 183.47 feet, an arc length distance of 61.41 feet, and a chord length distance of 61.13 feet on a bearing of South 56 degrees 59 minutes 24 seconds West, to an iron, thence turning and running North 47 degrees 38 minutes 20 seconds West, 264.55 feet to a point, thence continuing North 30 degrees 30 minutes 00 seconds West, 56.87 feet to an iron, thence turning and running, along the Southern margin of Highway 17 Bypass, North 59 degrees 30 minutes 00 seconds East, 445.99 feet to point of beginning. Said tract contains 3.00 acres.

Said property is bounded on the East by 82nd Parkway, on the West by property now or formerly owned by Myrtle Beach Farms Company, Inc., on the North by U.S. Highway 17 Bypass, and on the South by Medical Circle.

This being the identical property conveyed to the Grantor herein by deed from Myrtle Beach Farms Company, Inc. dated March 11, 1996 and recorded March 123, 1996 in Deed Book 1853 at page 1260 records of the office of the RMC for Horry County, South Carolina.